EXHIBIT 2.2 (C)

                               November 9, 1999


Robert T. Collier, Jr.
Frank H. Gore
1150 Southern Minerals Road
Corpus Christi, Texas 78409

          RE: COMPROMISE AND SETTLEMENT IN CONNECTION WITH TENDER OFFER

Gentlemen:

      This letter agreement (the "Agreement") will evidence the agreement among INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), ROBERT
T. COLLIER, JR., an individual residing in Texas, and FRANK H. GORE, an individual residing in Texas, to compromise and settle the obligations of Invatec to Mr. Collier and Mr. Gore under that certain Merger Agreement (the "Original Merger Agreement") dated effective July 9, 1998, executed by Invatec, Collier Acquisition, Inc., Collier Equipment Corporation, Mr. Collier and Mr. Gore, as amended by that certain Amendment to Merger Agreement (the "First Amendment") dated effective August 20, 1998 (the Original Merger Agreement, as amended by the First Amendment, is hereinafter referred to as the "Merger Agreement"). Invatec, Mr. Collier and Mr. Gore are hereinafter sometimes referred to collectively as the "Parties" and individually as a "Party." Except as otherwise specifically indicated herein, all defined terms contained herein shall have the same meanings as contained in the Merger Agreement.

      Invatec has provided to Mr. Collier and Mr. Gore, on a confidential basis pursuant to the Confidentiality and Nondisclosure Agreement entered into as of October 25, 1999 (the "Confidentiality Agreement), information regarding one or more possibilities for a potential Restructuring (as defined in the Confidentiality Agreement) and, in connection with a Restructuring, Invatec has requested that Mr. Collier, Mr. Gore and certain other third parties (collectively, the "Holders"), including certain former owners of companies acquired by Invatec, and certain holders of debt or preferred stock issued by Invatec or its subsidiaries, compromise and settle the obligations owed by Invatec to such Holders (any agreements entered into with any Holders, if any, being hereinafter referred to collectively as the "Holders' Modification Agreements"), in order to allow Invatec to pursue, discuss and negotiate a Restructuring and induce the stockholders of Invatec to approve or otherwise participate in a Restructuring and any other Restructuring approved by Invatec, and to enter into and consummate any transactions which may arise therefrom or in connection therewith.

Robert T. Collier, Jr.
Frank H. Gore
November 9, 1999
Page 2

      In connection with Invatec's pursuit of a Restructuring, Invatec has entered into negotiations with an independent third party regarding a possible cash tender offer to purchase all of the outstanding shares of Invatec common stock, on terms to be negotiated by Invatec and such third party. In order to enable Invatec and such third party to reach agreement on the terms of the tender offer currently contemplated, the Parties have agreed to compromise and settle Invatec's obligations to Mr. Collier and Mr. Gore under the Merger Agreement on the terms hereinafter set forth. For purposes of this agreement, such tender offer, or any subsequent or competing tender offer, shall be hereinafter referred to as the "Tender Offer," and the party making the Tender Offer shall be hereinafter referred to as the "Offeror."

      NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

      1. Pursuant to Paragraph 6 of the Merger Agreement, Invatec is obligated to pay each Stockholder for each share of Invatec Common Stock issued to such Stockholder in the Acquisition and still owned by such Stockholder as of July 9, 1999, Seven and 50/100 Dollars ($7.50), at least one-half of such payment to be made by Invatec issuing to the Stockholders Invatec Common Stock at a per share price equal to the Current Market Price as of July 9, 1999. Notwithstanding the foregoing or any provision of the Merger Agreement to the contrary, the Parties hereby agree that at least three (3) business days prior to the expiration date of the Tender Offer, if the Tender Offer is then scheduled to closed and fund on or before January 31, 2000, Invatec will issue (a) to Mr. Collier the number of shares of Invatec common stock equal to Four Hundred Fifty-Nine Thousand and No/100 Dollars ($459,000.00) divided by the cash price offered to stockholders of Invatec for their shares in the Tender Offer (the "Tender Offer Price"), rounded down to the nearest whole share, and (b) to Mr. Gore the number of shares of Invatec common stock equal to Four Hundred Forty- One Thousand and No/100 Dollars ($441,000.00) divided by the Tender Offer Price, rounded down to the nearest whole share (the shares being issued to Mr. Collier and Mr. Gore hereunder being hereinafter referred to as the "Settlement Shares"). Further, if the Tender Offer is closed and funded on or before January 31, 2000, then (a) Mr. Collier will accept from Offeror Four Hundred Fifty- Nine Thousand and No/100 Dollars ($459,000.00), all of which is to be paid in cash, in full and complete compromise and settlement of his claims under the Merger Agreement, and as full and final payment and performance of all debts, liabilities and obligations of Invatec and its affiliates, successors and assigns with respect to the Merger Agreement and the transactions contemplated therein, and (b) Mr. Gore will accept from Offeror Four Hundred Forty-One Thousand and No/100 Dollars ($441,000.00), all of which is to be paid in cash, in full and complete compromise and settlement of his claims under the Merger Agreement, and as full and final payment and performance of all debts, liabilities and obligations of Invatec and its affiliates, successors and assigns with respect to the Merger Agreement and the transactions contemplated therein, except the existing and continuing obligations of Invatec

Robert T. Collier, Jr.
Frank H. Gore
November 9, 1999
Page 3

under that certain Employment Agreement dated as of July 9, 1998, executed by Invatec and Mr. Gore (the "Gore Employment Agreement"), all of which shall continue unimpaired by this Agreement. The cash payments to be made to Mr. Collier and Mr. Gore contemplated in clauses (a) and (b) of the preceding sentence are hereinafter referred to collectively as the "Settlement Payments." Mr. Collier and Mr. Gore hereby acknowledge and agree that if the Settlement Shares are issued, and the Tender Offer is not closed and funded on or before January 31, 2000, then they will return to Invatec on or before February 4, 2000, all certificates evidencing Settlement Shares, and upon receipt by Invatec of such certificates this Agreement shall be void and of no force or effect.

      2. The Parties hereby acknowledge and agree that as of July 9, 1999, (a) Mr. Collier owned One Hundred Eighty Three Thousand Six Hundred (183,600) shares of Invatec Common Stock issued to him in the Acquisition, and (b) Mr. Gore owned One Hundred Seventy-Six Thousand Four Hundred (176,400) shares of Invatec Common Stock issued to him in the Acquisition.

      3. Mr. Collier and Mr. Gore shall pay and be solely responsible for all income taxes assessed against them, and Invatec shall pay and be solely responsible for all income taxes against it or CECORP, Inc., which result from or arise out of (a) the issuance, receipt or tender of the Settlement Shares,
(b) the payment or receipt of the Settlement Payments or the Tender Offer Price, or (c) the failure of the Acquisition to qualify as a tax-free reorganization for any reason.

      4. Each Party hereby agrees not to file any claim or cause of action against any person or entity, whether or not a party to this Agreement, with respect to the Merger Agreement or any of the transactions contemplated therein, prior to January 31, 2000 (the "Standstill Expiration Date").

      5. The Parties agree that any limitations periods for bringing a claim or cause of action not already barred at the date of this Agreement but which would expire before the Standstill Expiration Date, are hereby tolled and extended through and including March 15, 2000. This Agreement shall not serve to extend or in any manner affect limitations periods which would not otherwise expire prior to the Standstill Expiration Date, nor shall it serve to revive any claims or actions upon which limitations have expired at the date of this Agreement. Each Party acknowledges and confirms that in no way shall the terms and provisions hereof be, or be construed to be, an admission of any liability of any Party to any other Party, or an acknowledgment of the validity of any claim or potential claim of any other Party.

      6. Effective upon receipt of the Settlement Shares and the Settlement Payments, to the maximum extent permitted by applicable law, each of Mr. Collier and Mr. Gore releases and forever discharges Invatec and Offeror and their respective officers, directors, shareholders, employees, agents, representatives and affiliates, and their respective heirs, administrators, successors and

Robert T. Collier, Jr.
Frank H. Gore
November 9, 1999
Page 4

assigns (individually a "Released Party" and collectively, the "Released Parties"), from any and all debts, liabilities, obligations, claims, demands, actions or causes of action that arise out of or are based upon any misrepresentation, omission, transaction, fact, event or other matter related to, based upon or arising out of the Merger Agreement, the Tender Offer, this Agreement or any of the transactions contemplated herein or therein (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE OR RECKLESS OR WILLFUL, WANTON MISCONDUCT), OTHER, THAN (a) the existing and continuing obligations of Invatec under the Gore Employment Agreement, and (b) the covenants and agreement of Invatec under Section 3 hereof, all of which shall continue unimpaired by this Agreement. Each of Mr. Collier and Mr. Gore
(a) acknowledges that he fully comprehends and understands all the terms of this release and its legal effects, and (b) expressly represents and warrants that
(i) he is competent to effect the release made herein knowingly and voluntarily and without reliance on any statement or representation of any Released Party or any of their agents, employees or representatives, and (ii) he has had the opportunity to consult with an attorney of his choice regarding this release and has done so.

      7. Mr. Collier and Mr. Gore understand that Invatec is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Collier and Mr. Gore have been furnished a copy of Invatec's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its quarterly reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1999.

      8. All of the terms, conditions and covenants contained in the Merger Agreement shall remain in full force and effect except for those debts, liabilities and obligations compromised, settled and released herein. The Parties hereby authorize, adopt, ratify, confirm and approve the Acquisition on the terms and conditions set forth in the Merger Agreement, except for those debts, liabilities and obligations compromised, settled and released herein.

      9. Although Invatec agrees to pursue the execution and delivery of the Holders' Modification Agreements by the other Holders, this Agreement shall be binding upon, and inure to the benefit of, each of the Parties, and their respective heirs, executors, administrators, successors and assigns, regardless of whether any other Holder executes a Holders' Modification Agreement. In addition, the Parties acknowledge and agree that (a) the final terms and provisions of the Tender Offer may be different from any terms or provisions disclosed to Mr. Collier or Mr. Gore, (b) any changes in the terms or provisions may be material, (c) the Tender Offer may be abandoned for a different Restructuring, and (d) the obligations of each Party hereunder shall remain in full force and effect regardless of the final terms and provisions of the Tender Offer.

      10. From time to time after the execution hereof, at the request of Invatec or its successors or assigns, each other Party shall execute and deliver such further documents and take

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Robert T. Collier, Jr.
Frank H. Gore
November 9, 1999
Page 5

such other and further actions as may be reasonably requested by Invatec or its successors or assigns arising out of this Agreement or any of the agreements or transactions contemplated herein.

      11. Each of the undersigned representatives of each Party represents and warrants that his signature constitutes the valid and binding act of such Party, and that he has been duly authorized, empowered and directed to execute and deliver this Agreement.

      12. The Merger Agreement, this Agreement and the Confidentiality Agreement embody the entire agreement and understanding among the Parties relating to the subject matter hereof, and supersede all prior proposals, negotiations, agreements, commitments and understandings relating to such subject matter. There are no unwritten agreements among the Parties.

      13. This Agreement may be executed simultaneously in a number of identical counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument. Facsimile signatures shall be treated as original signatures for all purposes relating to this Agreement.

      IN WITNESS WHEREOF, this Agreement has been executed and delivered to be effective as of the date first set forth above.


                                    INNOVATIVE VALVE
                                    TECHNOLOGIES, INC.

                                    By: /s/ CHARLES F. SCHUGART
                                            Charles F. Schugart, President

                                    ROBERT T. COLLIER, JR.
                                    ROBERT T. COLLIER, JR.

                                    FRANK H. GORE
                                    FRANK H. GORE